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                        Contact:  Roy Winnick or Mark Semer
                                  Kekst and Company
                                  (212) 521-4842 or 4802

                           KOLLMORGEN SETS RECORD DATE FOR
                      SPECIAL MEETING OF KOLLMORGEN SHAREHOLDERS

WALTHAM, Massachusetts, December 15, 1997 -- The Board of Directors of Kollmorgen Corporation (NYSE: KOL) announced today that it has set a record date of December 26, 1997 for determining the shareholders of Kollmorgen entitled to notice of and to vote at a special meeting of Kollmorgen shareholders expected to be held on January 28, 1997. The special meeting is being called pursuant to the rules of the New York Stock Exchange in order to consider and vote upon a proposal to approve the issuance of shares of common stock of Kollmorgen in connection with the merger between Pacific Scientific Company (NYSE: PSX) and Kollmorgen proposed by Kollmorgen today.

The proposed business combination between Kollmorgen and Pacific Scientific consists of a tender offer by Torque Corporation, a wholly owned subsidiary of Kollmorgen, for a majority of the shares of common stock of Pacific Scientific outstanding on a fully diluted basis at a price of $20.50 per share in cash. Successful consummation of the tender offer would be followed by a merger in which each share of Pacific Scientific common stock then outstanding (other than shares held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and shares owned by Kollmorgen, Torque or any other direct or indirect wholly owned subsidiary of Kollmorgen) would be converted into the right to receive shares of Kollmorgen common stock valued at $20.50, subject to a collar. The exact number of shares of Kollmorgen common stock into which each Pacific Scientific common share will be converted will be determined by dividing $20.50 by the average, over the 20 consecutive trading days ending five days prior to the meeting of Pacific Scientific shareholders called for the purpose of voting on the proposed merger, of the daily average high and low per share sales price of Kollmorgen common stock (weighted by sales volume). In the event that the average during such period is less than $15.19 or greater than $18.56, the exchange ratio would be fixed at 1.350 shares of Kollmorgen common stock or 1.104 shares of Kollmorgen common stock, respectively, per Pacific Scientific common share.

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